Exhibit 99.2

Company Contact: Derek Dunaway President and Chief Executive Officer Cyalume Technologies Holdings, Inc. (413) 858-2500 ddunaway@cyalume.com	Investor Relations: BPC Financial Marketing John Baldissera 800-368-1217

FOR IMMEDIATE RELEASE:

Cyalume Technologies Holdings Announces Full Year 2008 Results

As a result of the acquisition of Cyalume Technologies, Inc. (“CTI”)  on December 19, 2008, our audited financial statements include the consolidated statements of income of Cyalume for 2008 and 2007 and also CTI, as Predecessor, for the period from January 1, 2008 to December 19, 2008 and the year ended 2007. The Cyalume income statement only reflects the results of operations of CTI for the period December 20 to December 31. To assist investors in better understanding the changes in our business for the years ended December 31, 2008 and 2007, we have provided a reconciliation of our net income per the audited financial statements to adjusted net income by adding the Predecessor’s net income to that of Cyalume and a reconciliation of CTI’s net income to adjusted EBITDA. Unless otherwise stated, the financial information in this press release reflects such adjusted financial information.

•	Full year Adjusted Net Income increased 92% over prior year to $6.6 million; fourth quarter Adjusted Net Income increased 12% to $1.3 million

•	Full year Adjusted EBITDA increased 17% over prior year to $13.2 million; fourth quarter Adjusted EBITDA increased 5% to $2.8 million

•	Full year revenue increased 4.4% over prior year to $40.8 million; fourth quarter revenue decreased 9% to $9.1 million

West Springfield, MA – March 30, 2009 – Cyalume Technologies Holdings, Inc. (OTC-BB: CYLU) today announced results for the full year ending December 31, 2008. Cyalume reported adjusted net income, which is net income before amortization, rose 94% to $6.6 million on revenues of $40.8 million, compared to adjusted net income of $3.4 million on revenues of $39.0 million.  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, foreign currency gains and losses, and certain one-time gains or expenses, rose 17% to $13.2 million compared to $11.3 million  in 2007. Adjusted net income and adjusted EBITDA are important measures because they present a view of our performance on an ongoing basis without regard to certain one-time gains or expenses such as certain lawsuit settlement gains and corresponding legal fees incurred.  The Company achieved record sales during 2008.  The increase in sales was driven mainly by growth in the US chemical light and reflective product business that was partially offset by lower sales in the European and commercial safety markets.  Improved operational efficiencies and cost savings also contributed to the net income growth. Comparable GAAP amounts and a reconciliation to GAAP net income are shown later in this release.

Adjusted net income for the three-months ending December 31, 2008 rose 12% to $1.3 million from revenue of $9.1 million compared to adjusted net income of $1.2 million from revenue of $10.0 million in 2007.  Adjusted EBITDA for the period increased 5% to $2.8 million from $2.6 million in 2007.

Derek Dunaway, Cyalume’s President and CEO, said “We are excited to report record revenue and adjusted net income for 2008.  We serve a variety of markets on a global basis, most of which had shown strong year over year growth.  While we did feel the effects of the global economic slowdown at the end of the year, our core business in 2008 continued to grow at a significant rate as did the sale of infrared products.  Our ammunition business, which only began in 2006, showed strong performance and is positioned for excellent growth in 2009.  Our strong balance sheet allows us to be opportunistic in pursuing growth initiatives that include new customer relationships, internal projects and potential acquisitions.”

Business Outlook
The slowdown, which we began to feel in the end of 2008 and which has continued into the first quarter of 2009, we attribute to a number of factors including changing operations in Iraq, the change in administration and, to a lesser degree, the overall global economic slowdown.  The main area of slowdown has been in our core military chemical business.

We believe that Cyalume will have a positive 2009 relative to 2008.  The slowdown does not seem to be indicative of any fundamental change in consumption of our core products.  As such we expect sales to return to a normal level during the second quarter.

While the core chemical business has had a slow beginning of the year, other areas have started more positively.  In particular, sales of our training ammunition product have been very strong year to date and we expect to increase ammunition sales in 2009 versus 2008 by over 300%.  We have already received purchase orders of over $7 million in ammunition sales to be delivered over the next twelve months.

Our commercial and public safety sales declined in 2008 as expected as we began to execute a new strategic direction for that market.  While first quarter sales continued at a comparable pace to 2008, we have seen indications that our strategy of building a stronger distribution network into specific market segments is beginning to pay off and we expect it to result in stronger orders over the remainder of 2009.

As a result of the slow first quarter and the overall economic environment, we have taken steps to reduce costs in our factory and reorganized our shifts to create more efficiency.  We believe this will result in yearly cost reductions of $1 million.  We took these actions proactively to better match operational resources with short term demand fluctuations.  As demand returns, the Company can move quickly to increase production levels to meet normal demand requirements.

In spite of the slow beginning to the year, the Company still expects revenue and adjusted net income for 2009 to be above 2008.  The Company expects its revenue for 2009 to be between $43 and $47 million, which would represent an increase of between 5.4% and 15.2%.  The Company expects its adjusted net income to be between $7.2 and $7.6 million, this represents an increase of between 7.5% and 13.4%.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the  financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; ongoing capital expenditures and investment in research and development; compliance with any changes in government regulations and environmental and health and safety laws; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; the nature and extent of military operations being conducted by customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Cyalume’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Cyalume web site (www.cyalume.com) on Tuesday, March 31, 2009 at 11:00 a.m. Eastern time.  To participate, callers should dial 800-240-2430. Participants should ask for the "Cyalume Technologies Conference Call." A simultaneous webcast will also be available at:

http://w.on24.com/r.htm?e=139629&s=1&k=83E5CBA78FC9058A43DDC1F2530FC455.

In addition, a replay of the conference call will be available until 11:59 p.m. Eastern time May 1, 2009.  Please dial 800-406-7325, passcode 4041091# to access the replay. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

About Cyalume Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry providing dependable light for uses by militaries, police, fire and other public safety organizations in the U.S., NATO countries and the Middle East.  Cyalume’s chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters.  A full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions are manufactured at its plant in West Springfield, MA.  The Company employs 150 people at its locations in West Springfield and Aix-en-Provence, France.

Cyalume Technologies Holdings, Inc.
Consolidated Statements of Income
(in thousands, except shares and per share information)

			Predecessor
			For the Period
	For the Year	For the Year	January 1, 2008	Predecessor For the
	Ended	Ended	to	Year Ended
	December 31,	December 31,	December 19,	December 31,
	2008	2007	2008	2007
Revenues	$316	$—	$40,441	$39,026
Cost of goods sold	89	—	20,389	19,072
Gross profit	227	—	20,052	19,954

Other expenses (income):
Sales and marketing	72	—	2,922	3,412
General and administrative	942	448	4,072	6,397
Research and development	43	—	1,251	1,417
Interest expense (income), net	(968)	(1,347)	4,788	6,366
Interest expense – related party	8	15	—	—
Amortization of intangible assets	131	—	2,543	2,612
Other loss (income), net	23	—	(1,146)	(543)
Total other expenses (income)	251	(884)	14,430	19,661

Income (loss) before income taxes	(24)	884	5,622	293
Provision for (benefit from) income taxes	(600)	87	2,216	270
Net income	$576	$797	$3,406	$23

Net income per common share:
Basic	$0.06	$0.11
Diluted	$0.05	$0.09

Weighted average shares used to compute net income per common share:
Basic	9,550,362	6,912,329
Diluted	12,001,471	8,530,207

Source: Audited financial statements from Form 10K filed March 30, 2009.

Cyalume Technologies Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except shares and per share information)

	December 31,	December 31,	Predecessor December 31,
	2008	2007	2007
Assets
Current assets:
Cash	$3,952	$570	$5,743
Cash held in trust	—	58,309	—
Accounts receivable, net of allowance for doubtful accounts of $452, $0 and $596 at December 31, 2008, 2007 and 2007, respectively	3,508	—	3,329
Inventories, net	11,447	—	8,743
Income taxes refundable	701	—	—
Deferred income taxes	317	—	553
Prepaid expenses and other current assets	195	94	440
Total current assets	20,120	58,973	18,808

Property, plant and equipment, net	7,882	—	9,974
Goodwill	60,896	—	24,419
Other intangible assets, net	49,426	—	31,805
Other noncurrent assets	188	—	385
Total assets	$138,512	$58,973	$85,391

Liabilities and Stockholders’ Equity
Current liabilities:
Lines of credit	$3,500	$—	$—
Current portion of notes payable	3,621	—	3,152
Accounts payable	3,230	—	2,603
Deferred underwriting costs	—	2,340	—
Accrued expenses	2,550	88	3,592
Common stock subject to mandatory redemption	1,123	—	—
Notes payable and advance due to related parties	64	214	—
Income tax payable	5	85	1,305
Total current liabilities	14,093	2,727	10,652

Notes payable, net of current portion	25,581	—	37,737
Notes payable due to related parties, net of current portion	1,000	—	—
Deferred income taxes	9,237	—	4,949
Derivatives	163	—	—
Asset retirement obligation, net of current portion	128	—	166
Total liabilities	50,202	2,727	53,504

Common stock, subject to possible redemption	—	11,144	—
Commitments and contingencies	—	—	—

Stockholders' equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.001 par value; 50,000,000 authorized; 13,719,035 and 9,375,000 issued and outstanding at December 31, 2008 and 2007, respectively (including 1,462,449 shares subject to possible redemption at December 31, 2007)	14	9	—
Predecessor common stock, $.0001 par value; 30,000,000 authorized, issued and outstanding 11,555,331 at December 31, 2007	—	—	1
Additional paid-in capital	87,348	44,440	34,134
Retained earnings (accumulated deficit)	1,229	653	(3,496)
Accumulated other comprehensive income (loss)	(281)	—	1,248
Total stockholders’ equity	88,310	45,102	31,887
Total liabilities and stockholders' equity	$138,512	$58,973	$85,391

Source: Audited financial statements from Form 10K filed March 30, 2009

Cyalume Technologies Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands, except shares)

			Predecessor
			For the Period	Predecessor
	For the Year	For the Year	January 1, 2008	For the Year
	Ended	Ended	to	Ended
	December 31,	December 31,	December 19,	December 31,
	2008	2007	2008	2007
Cash flows for operating activities:
Net income	$576	$797	$3,406	$23
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	23	—	848	610
Amortization	147	—	2,865	2,948
Provision for deferred income taxes	(592)	—	1,370	(1,673)
Other non-cash expenses	61	—	809	1,463
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	936	—	(1,201)	(1,083)
Inventories	(309)	—	(1,526)	(1,648)
Prepaid expenses and other current assets	113	(94)	224	(70)
Restricted cash	—	—	—	617
Due from Vector	—	—	(995)	—
Accounts payable and accrued liabilities	(226)	(114)	(1,901)	652
Income taxes payable, net	(87)	85	(2,028)	493
Accrued interest on notes payable to stockholders	18	6	—	—
Net cash provided by operating activities	660	680	1,871	2,332

Cash flows for investing activities:
Payments from (to) trust account	58,309	(58,309)	—	—
Purchases of long-lived assets	(11)	—	(1,508)	(1,828)
Remediation costs paid relating to asset retirement obligation	—	—	—	(44)
Purchase of CTI common stock, net of cash purchased	(28,668)	—	—	—
Net cash provided by (used in) investing activities	29,630	(58,309)	(1,508)	(1,872)

Cash flows from financing activities:
Repayment of advances from and notes payable to related parties	(150)	(167)	—	—
Proceeds from private placement	—	1,500	—	—
Proceeds from initial public offering	—	58,500	—	—
Payment of expenses of offering	—	(1,659)	—	—
Net proceeds from line of credit	3,500	—	—	—
Payments of Predecessor notes payable	(40,346)	—	(3,495)	(10,803)
Proceeds from long-term notes payable	28,000	—	—	—
Proceeds from related party notes payable	1,000	—	—	—
Proceeds from issuance of common stock	4,750	—	—	—
Payments to reacquire and retire common stock	(23,569)	—	—	—
Payment of debt issue costs	—	—	—	(268)
Investment by GMS Acquisition Partners Holdings LLC	—	—	—	13,000
Net cash provided by (used in) financing activities	(26,815)	58,174	(3,495)	1,929

Effect of exchange rate changes on cash	(93)	—	26	314
Net increase (decrease) in cash and cash equivalents	3,382	545	(3,106)	2,703
Cash, beginning of year	570	25	5,743	3,040
Cash, end of year	$3,952	$570	$2,637	$5,743

Source: Audited financial statements from Form 10K filed March 30, 2009

Results of Operations – Adjusted Pro Forma Basis

Adjusted pro forma net income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this information. We define adjusted pro forma net income as the pro forma net income of Cyalume excluding the effects of the purchase on CTI.  The adjusted pro forma net income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income. Adjusted pro forma net income is an important internal measurement for us. We measure the performance of the overall Company on this basis. The following are examples of how we use adjusted pro forma net income:

•	Senior management receives a monthly analysis of our operating results that is prepared on an adjusted pro forma net income basis;
•	Our annual budget for 2009 is prepared on an adjusted pro forma net income basis
•	Certain annual compensation computations, including annual cash bonuses, are calculated in part on an adjusted pro forma net income basis.

Despite the importance of this measure to management in goal setting and performance measurement, we stress that adjusted pro forma net income is a non-GAAP financial measure that has no standardized meaning under U.S. GAAP and therefore, has limits in its usefulness to investors. Due to its non-standardized definition, adjusted pro forma net income (unlike U.S. GAAP net income) may not be comparable with the calculation of similar measures for other companies. Adjusted pro forma net income is presented solely to permit investors to more fully understand how management assesses our performance.

Cyalume Technologies Holdings, Inc.
Reconciliation of GAAP Net Income to Adjusted Pro Forma Net Income
(in thousands)

	Year Ended December 31,
	2008	2007
GAAP net income	$576	$797
Pro forma adjustment:
CTI net income	3,406	23
Adjusted pro forma net income	$3,982	$820

As we had no material business operations prior to the acquisition, we believe that the operations of CTI are of most interest to our investors. As the full year 2008 operations of CTI are not presented in the audited financial statements, we are presenting a section below based on adjusted pro forma net income. Except for results occurring after the date of the acquisition, combining each Company’s results in this manner does not reflect the effects of a full year of: (a) purchase accounting resulting from the acquisition or (b) other pro forma adjustments that could have been used to show how results may have appeared if that purchase accounting was applied as of January 1, 2008 or January 1, 2007.  Adjusted pro forma information is useful as it assists management in understanding our performance over the last two years, which would not be possible by reviewing the U.S. GAAP information.  Investors may find it useful for this purpose as well. The adjusted pro forma information should not be considered an alternative to, or more meaningful than, the financial information in accordance with U.S. GAAP, since it does not include the effects of purchase accounting or pro-forma adjustments.  Adjusted pro forma information, as calculated, may not be comparable to similarly titled measures reported by other companies.

Cyalume Technologies Holdings, Inc.
Adjusted Pro Forma Consolidated Statements of Income
(unaudited, in thousands)

	For the Twelve Months Ended

	2008	2007
Revenues	$40,757	$39,026
Cost of goods sold	20,478	19,072
Gross profit	20,279	19,954

Other expenses (income):
Sales and marketing	2,994	3,412
General and administrative	5,076	6,845
Research and development	1,294	1,417
Interest expense (income), net	3,828	5,034
Amortization of intangible assets	2,612	2,612
Other loss (income), net	(1,123)	(543)
Total other expenses (income)	14,681	18,777

Income (loss) before income taxes	5,598	1,177
Provision for (benefit from) income taxes	1,616	357

Adjusted pro forma net income	3,982	820
Amortization of intangible assets	2,612	2,612
Adjusted net income	$6,594	$3,432

Cyalume Technologies Holdings, Inc.
Adjusted Pro Forma Consolidated Statements of Income
(unaudited, in thousands)

	For the Three Months Ended

	2008	2007
Revenues	$9,071	$9,980
Cost of goods sold	5,277	5,038
Gross profit	3,794	4,942

Other expenses (income):
Sales and marketing	462	887
General and administrative	919	1,587
Research and development	310	430
Interest expense (income), net	1,004	926
Interest expense – related party	4	(11)
Amortization of intangible assets	644	656
Other loss (income), net	(85)	(364)
Total other expenses (income)	3,258	4,111

Income (loss) before income taxes	536	831
Provision for (benefit from) income taxes	(120)	329

Adjusted pro forma net income	656	502
Amortization of intangible assets	644	656
Adjusted net income	$1,300	$1,158

.1           Adjusted EBITDA (a Non-GAAP Financial Measure)

Cyalume defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization, foreign currency gains or losses and one time income or expense items. Management uses Adjusted EBITDA for establishing internal budgets, goals and performance bonuses. Internal financial reports including those provided to the Board of Directors, focus on Adjusted EBITDA. Since Adjusted EBITDA is not necessarily an indicator of overall cash flows of Cyalume, management reviews capital budgets and cash flow forecasts in parallel with Adjusted EBITDA analysis.  Because Adjusted EBITDA eliminates interest expense, income taxes and depreciation, amortization and one-time income or expense items, Cyalume considers this financial measure an important indicator of Cyalume’s liquidity, operational strength and performance. Investors may find Adjusted EBITDA useful as it illustrates underlying operating trends in Cyalume’s business.

In addition, components of Adjusted EBITDA are a key component in the determination of our compliance with certain covenants under our credit agreements. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as discussed may not be comparable to other similarly titled measures of other companies.

The use of Adjusted EBITDA as a supplemental liquidity measure is useful as it assists management in understanding and evaluating the Company’s capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing debt and other cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. Investors may find it useful for these purposes as well. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because Adjusted EBITDA excludes depreciation and amortization, Adjusted EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, Adjusted EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments, does not represent how much discretionary cash we have available for other purposes. Nonetheless, Adjusted EBITDA is a key measure expected by and useful to our investors, rating agencies and the banking community in the analysis of a Company’s ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. Cyalume also evaluates Adjusted EBITDA because it is clear that movements in these non-GAAP measures impact the Company’s ability to attract financing. Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

Cyalume Technologies, Inc. (“CTI” as Predecessor)
Reconciliation of Net Income to Adjusted EBITDA
(unaudited, in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007
	(unaudited)	(unaudited)
Predecessor net income (a)	$3,406	$23

Adjustments to arrive at adjusted EBITDA: (b)
Depreciation	848	614
Amortization of intangible assets	2,543	2,612
Interest, net	4,788	6,366
Taxes	2,216	270
FX loss (gain)	(4)	180
Other one-time (income) expense (c)	(696)	1,243
Adjustments for December 20, 2008 to December 31, 2008 (d)	97	—
Adjusted EBITDA	$13,198	$11,308

(a)	Predecessor net income per audited financial statements from Form 10K filed March 30, 2009 for the period January 1, 2008 to December 19, 2008, period prior to acquisition by Cyalume
(b)	Adjustments from same period as net income reported in (a)
(c)	Includes the gain on the settlement with the former owners of CTI and related legal expenses and other one-time expenses
(d)	Adjustments from period December 20, 2008 to December 31, 2008, after acquisition by Cyalume

Cyalume Technologies, Inc. (“CTI” as Predecessor)
Reconciliation of Net Income to Adjusted EBITDA
(unaudited, in thousands)

	Three-months	Three-months
	Ended	Ended
	December 31,	December 31,
	2008	2007
	(unaudited)	(unaudited)
Predecessor net income (a)	$297	$(128)

Adjustments to arrive at adjusted EBITDA: (b)
Depreciation	197	159
Amortization of intangible assets	706	656
Interest, net	1,160	1,412
Taxes	381	364
FX loss (gain)	78	66
Other one-time (income) expense	(67)	103
Adjusted EBITDA	$2,752	$2,632

(a)	Predecessor net income for the period October 1, 2008 to December 31, 2008
(b)	Adjustments from same period as net income reported in (a)